[LOGO FIRST BANCORP]
                                  News Release

For Immediate Release:                                     For More Information,
August 22, 2006                                        Contact:  James H. Garner
                                                                    910-576-6171


               First Bancorp Announces Cash Dividend Increase and
             Reports on Inclusion in the NASDAQ Global Select Market


     TROY, N.C. - The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend of 19 cents per share payable October 25, 2006 to shareholders of record as of September 30, 2006. The 19 cents per share dividend rate represents a 5.6% increase over the previous dividend rate of 18 cents per share and is the 18th straight year that the Company has raised its dividend.

     "On behalf of the Board of Directors of First Bancorp, we are pleased to increase the dividend rate. We felt that a dividend increase was appropriate given the continued success of the Company," stated President and CEO Jimmie Garner.

     Mr. Garner continued, "I am also pleased to report that we have been notified by the NASDAQ Stock Market that First Bancorp has been included in their recently formed NASDAQ Global Select Market. The NASDAQ Global Select Market is the highest tier of the NASDAQ Stock Market and has the highest initial listing standards in the world, based on financial and liquidity requirements. It also incorporates NASDAQ's world-class corporate governance standards. We are honored to have qualified for this distinction."


     First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $2.0 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 63 branch offices, with 56 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 4 branches in Virginia (Abingdon, Dublin, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. The Company also has loan production offices in Wilmington, North Carolina and Blacksburg, Virginia. First Bancorp's common stock is traded on the NASDAQ Global Select Market under the symbol FBNC.

          Please visit our website at www.firstbancorp.com. For additional information, please contact:
                  Mr. James H. Garner
                  President & Chief Executive Officer
                  Telephone: (910) 576-6171